Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Liberty Falls Medical Plaza in Liberty Township, Ohio

SANTA ANA, Calif. (March 25, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Liberty Falls Medical Plaza in the Cincinnati suburb of Liberty Township, Ohio.

Newly constructed in 2008, Liberty Falls Medical Plaza is a two-story medical office building consisting of approximately 44,000 square feet of gross leaseable area. The medical office building is 91 percent leased. Financing was primarily provided by LaSalle Bank N.A. and KeyBank N.A.

Located at 6770 Cincinnati-Dayton Road, Liberty Falls Medical Plaza is in close proximity to State Route 129 and Interstate 75.

Liberty Falls Medical Plaza is adjacent to Cincinnati Children’s Liberty Campus, an outpatient pediatric facility of Cincinnati Children’s Hospital Medical Center, which is currently under construction on an approximately 65 acre parcel.

“Liberty Falls Medical Plaza was specifically built to service nearby medical campuses,” explained Danny Prosky, vice president of acquisitions for Grubb & Ellis Healthcare REIT. “Close proximity to a major medical campus is highly desirable for medical office buildings, making this acquisition a valuable addition to the Grubb & Ellis Healthcare Office REIT portfolio.”

The 230,000-square-foot Liberty Campus is scheduled to open to the public in August 2008. The $83 million facility will be the largest outpatient center among Cincinnati Children’s Hospital Medical Center’s 15 locations and will include eight outpatient operating rooms, a pediatric emergency department and 12 short-stay observation beds.

Liberty Campus will feature a full range of outpatient pediatric subspecialty services and radiological capabilities; therapy services, such as occupational, physical and speech therapy; and testing services, such as laboratory, audiology, EKG, EEG, ECHO and pulmonary function tests.

As of March 14, 2008, Grubb & Ellis Healthcare REIT has sold approximately 25.9 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $259 million through its initial public offering. The initial public offering began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 23 geographically-diverse acquisitions valued at approximately $462 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growing demand for healthcare services and quality healthcare facilities, and the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Liberty Township and the Greater Cincinnati, Ohio area; the strengths and financial condition of the Liberty Falls Medical Plaza and the Cincinnati Children’s Liberty Campus; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.